Exhibit g(2)

                              CitiFunds Trust III
                              388 Greenwich Street
                            New York, New York 10013

                                                  ______ __, 2001


State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

     Re:  CitiFunds Trust III - Custodian Contract

Ladies and Gentlemen:

     This letter serves as notice that Citi Tax Free Reserves, Citi California Tax Free Reserves, Citi Connecticut Tax Free Reserves and Citi New York Tax Free Reserves (the "Series") are added to the list of series to which State Street Bank and Trust Company ("State Street") renders services as custodian pursuant to the terms of the Custodian Contract dated as of August 27, 1985, as amended (the "Contract") between each of the investment companies listed in the Contract and State Street.

     Please sign below to acknowledge your receipt of this notice adding the Series as beneficiaries under the Agreement.

                                     CITIFUNDS TRUST III

                                     By:_________________________

                                     Title:______________________


Acknowledgment:

STATE STREET BANK AND TRUST

By:________________________
Title:_____________________